Exhibit 99.3

CIG WIRELESS CORP.

WHISTLEBLOWER PROCEDURES POLICY

In accordance with the requirements of Section 301 of the Sarbanes-Oxley Act of 2002, employees of CIG WIRELESS CORP. and all of its subsidiary companies (collectively referred to as the “Company”) the Board of Directors of the Company has adopted this Whistleblower Procedures Policy herewith stating that all employees are strongly encouraged to report any evidence of irregularities, whether financial or non-financial in nature, including but not limited to those with respect to internal controls, accounting or auditing matters.  Under this Whistleblower Procedures Policy, management of the Company shall promptly and periodically communicate to all employees with access to accounting, payroll and financial information the means by which they may report any such irregularities. In the event an employee is uncomfortable for any reason reporting irregularities to his or her supervisor or other management of the Company, employees may report directly to any member of the Board of Directors of the Company. The identity of any employee reporting under these procedures shall be maintained confidential at the request of the employee, or may be made on an anonymous basis. Notice shall be provided to all employees of the Company with access to accounting, payroll and financial information in respect of these procedures as follows:

NOTICE TO EMPLOYEES

In accordance with requirements under the Sarbanes-Oxley Act of 2002, CIG WIRELESS CORP. (the “Company”) has adopted a whistleblower procedures policy applicable to the Company and all of its subsidiaries. Under the policy, the Company has established a procedure for you to report any financial irregularities, including those with respect to internal controls, accounting or auditing matters, of which you become aware. All employees of the Company are urged to immediately report any and all instances of financial irregularity of which you become aware or which you may suspect.  You are encouraged to report any irregularities to your supervisor or another manager with appropriate authority at your location. If, however, you feel uncomfortable doing so for any reason, you may contact the Company’s Chief Executive Officer, President and Chairman.

You may also report irregularities to whistleblower@cigwireless.com.

Please note that at your request, your identity will be maintained as strictly confidential.  Alternatively, you may submit any information concerning irregularities on an anonymous basis.

#          #          #